EXHIBIT 10.2

U.S. Auto Parts Network, Inc.

FORM OF SUPPLIERS’ AGREEMENT

SELLER/SUPPLIER INFORMATION

Name: _______________________________________Contact: ________________________
Address: ____________________________________________________________________________
City: __________________________________________________ State: ___________ Zip: _________

Order Department Phone: ______________________ Contact: _________________________________
Fax Line Number: _____________________________ Contact: ________________________________
Website Address: _____________________________ Contact: ________________________________
Customer Service Phone: _______________________ Contact: ________________________________

ORDER INFORMATION

I.	Products include, but are not limited to, , and other products as may be amended by the parties from time to time.

II.           Financial

Pricing Base/ Discount Structure:
Quote _____________
Manufacturer Published Jobber_____________/ less
Manufacturer Published WD_______________/ less                     _
Other______________

The pricing will remain fixed for a minimum of six months with a minimum 60 day notice of change.  If a price decrease occurs, the lower price will be taken immediately and a credit will be issued from the supplier for the on hand inventory devaluation.

Additional Discounts:
a. Electronic Catalog Allowance____Bottom of Invoice/Off Invoice at line Item/File for Credit;Quarterly/Semi-Annual/Annual
b. Volume Discount_____________Bottom of Invoice/Off Invoice at line Item/File for Credit;Quarterly/Semi-Annual/Annual
c. Volume Rebate ______________ Bottom of Invoice/Off Invoice at line Item/File for Credit;Quarterly/Semi-Annual/Annual
d. Warranty Allowance __________ Bottom of Invoice/Off Invoice at line Item/File for Credit;Quarterly/Semi-Annual/Annual

Payment Terms: Net 60 Days from the date of invoice; 5% discount if paid by electronic transfer within 15 days
Prepaid Freight Program: __________ order value for Seller’s payment of shipping charges.

III.           Term of Agreement

12 Months Commencing on ________, 2007 (“Effective Date”)

IV.           Performance Requirements

*Lead Time in Days for Stock Orders:  5-7 days
*Fill rate for stock orders 92-95%
Ship back orders 14 days
Special Order/Drop shipProgram
*Lead time for Special Orders: 1-3 days

EDI/API capable
Product UPC bar-coded
Product data mapped to A.C.E.S. and/or A.A.I.A Standards
Provide Material Safety Data Sheet for Products when applicable.
Product Information provided in format per Exhibit B.
(See Exhibit B for detailed requirements)

ACCEPTANCE:

By signing below, Buyer and Seller acknowledge and accept all terms and conditions of this Supply Agreement (“Agreement”), including Exhibit A and B attached hereto and incorporated herein, on the date set forth below.

SELLER:
____________________________________                                                                                     US Auto Parts Network, Inc.

BY: ________________________________                                                                                     By: ___________________________________

Name ______________________________                                                                                     Name: ________________________________

Title: _______________________________                                                                                     Title: _________________________________

Date: ______________________________                                                                                     Date: ________________________________

Contact For Notices

U.S. Auto Parts Network, Inc.

17150 South Margay Avenue

Carson, California 90746

FORM OF SUPPLIERS’ AGREEMENT

EXHIBIT A

TERMS AND CONDITIONS

1.  Purchase and Sale.

1.1.  Products.  Seller shall supply Products as defined in the order information section of this Agreement (“Order Information”) to Buyer for Buyer’s use in connection with Buyer’s resale of auto parts through online or other distribution channels.

1.2.  Appointment as Distributor.  Seller hereby appoints Buyer as a non-exclusive distributor of the Products anywhere in the world through online and other distribution channels.  Seller grants to Buyer a non-exclusive, royalty-free license to use Seller’s trademarks and logos (a) to sell, distribute, market, promote, service and support the Products through any promotional, advertising, or distribution channel, including but not limited to, Internet, print, television, radio and (b) to provide a link(s) to Seller’s website(s) from any websites owned and/or controlled by Buyer.

1.3.  Purchase and Supply Obligations.  The purchase and supply of Products hereunder is not exclusive to either party.  Buyer is not required to purchase Products of any quantity or at any time.  If requested by Seller, Buyer shall provide to Seller a non-binding forecast of the quantity of Products that Buyer expects to order in the requested forecast period. Buyer shall order Products using its standard purchase order form, and Seller shall supply such Products in accordance with the terms of this Agreement, including, but not limited to, the performance requirement standards set forth in the Order Information (“Performance Requirement Standards”).  In the event of inconsistency or conflicts between the terms and conditions of this Agreement on one hand, and those appearing on the preprinted terms and conditions of any Buyer purchase order or any other purchase order, Seller’s acknowledgement, authorization, or other document that may be issued by Seller or Buyer with respect to the Products on the other hand, the terms and conditions of this Agreement will govern and control.  Furthermore, any new or additional terms, conditions or information appearing on or accompanying such documents shall be of no effect unless Seller and Buyer expressly agree otherwise in a separate signed amendment.  Buyer may cancel, in whole or in part, any purchase order for Products submitted hereunder, with at least five (5) days notice prior to the date of shipment of such order.

1.4.  Performance Requirement Standards.  Buyer and Seller shall meet on a semi-annual basis to discuss whether changes to the Performance Requirements Standards are necessary, due to any changing business needs of Buyer.

1.5.  Manufacturing Capacity.  Seller will maintain the labor, materials, and manufacturing capacity necessary to produce and fill Buyer’s orders for Products without delay.   In the event Seller’s manufacturing capacity is unable to fulfill the demand for the Products, Seller will prioritize shipments of the Products to Buyer over shipments to any other party.  Seller will make best efforts to continue to identify and implement ways to reduce manufacturing costs to obtain a lower selling price.

1.6.  Shipping; Freight Terms.  Seller shall deliver Products to Buyer in accordance with Buyer’s instructions specified in the purchase order.  Title to all conforming Products and risk of loss and damage shall pass to Buyer upon delivery by Seller to the carrier selected by Buyer.  All Products will be shipped FCA (Free Carrier) [Named Place], unless Buyer instructs otherwise.  Title to and risk of loss for nonconforming Products shall remain with Seller.  Seller shall deliver all Products to Buyer free and clear of all liens and encumbrances or other defects in title. Any prepaid freight program will be set forth in the Order Information.

1.7.  Packaging.  All Products shall be packaged, marked and otherwise prepared for shipment by Seller in suitable containers in accordance with sound commercial practices.  Seller shall mark on containers all necessary handling, loading and shipping instructions.  An itemized packing list shall be included with each shipment.

1.8.  Delivery;Scheduling.  Seller shall deliver Products in accordance with the delivery schedules set forth in the applicable purchase order and the Performance Requirement Standards.  Time and place of delivery are of the essence in the performance of this Agreement.  If delivery cannot be made at the specified time and place, Seller shall promptly notify Buyer of the earliest possible date for conforming delivery.  Notwithstanding such notice, Seller’s failure to effect conforming delivery shall entitle Buyer to revoke any acceptance, to cancel a shipment without liability to Seller, to receive a full refund of any amount paid, to purchase substitute products elsewhere, to return at Seller’s risk and expense all or any part of a nonconforming delivery and to hold Seller accountable for any additional costs incurred.  Buyer’s receipt of acceptance of all or part of the nonconforming delivery shall not constitute a waiver of any claim, right or remedy Buyer has under this Agreement or under applicable law.

1.9.  Discontinued Supply.  If, during the term of this Agreement, Seller intends to discontinue the manufacturing of any Product, Seller shall (a) provide Buyer with a written notice at least ninety (90) days prior to discontinuance (“Notice Period”) and (b) give Buyer an opportunity to purchase any and all units of the Product Seller will manufacture during the Notice Period.  Buyer may, at its sole discretion, return to Seller any units of the Product that Buyer possessed at the time of the discontinuance notice and remained unsold in Buyer’s inventory on the effective date of discontinuance.  Seller will refund all amounts paid by Buyer for such returned Products within thirty (30) calendar days after receipt of the returned Products.  Buyer will be responsible for the shipping costs.

1.10.  Stock Adjustment.  Within a reasonable time after each anniversary of the Agreement, Buyer may, at its sole discretion, return to Seller, with or without reason, any and all units of the Products that remain unsold in Buyer’s inventory on such anniversary of this Agreement.  Seller will refund all amounts paid by Buyer for such returned Products within thirty (30) calendar days after receipt of the returned Products.  Buyer will be responsible for the shipping costs.

1.11.  Inspection and Rejection.  Buyer may inspect and test all products at reasonable times before, during and after manufacture.  If any inspection or test is made on Seller’s premises, Seller shall provide reasonable facilities and assistance for the safety and convenience of Buyer’s inspectors in such manner as shall not unreasonably hinder or delay Seller’s performance.  All Products shall be received subject to Buyer’s inspection, testing, approval and acceptance at Buyer’s premises notwithstanding any inspection or testing at Seller’s premises or any prior payment for such Products.  Products rejected by Buyer as no conforming may be returned to Seller at Seller’s risk and expense.

1.12.  Certificate of Origin.  Seller will certify to, and mark Products and packaging with, the country of origin, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any other applicable law.  If Products are imported into the United States, Seller will provide Buyer with any documents required to prove importation and to transfer duty drawback rights to Buyer.

1.13.  Other Obligations.  Where applicable, Seller will provide Buyer with safety information on the Products in the format specified in the Material Safety Data Sheet to be provided by Buyer.

2.  Pricing; Payment.

2.1.  Pricing.  The prices for the Products will be  those set forth in the Order Information and will remain fixed for a minimum of six (6) months from the Effective Date.  If, at any time thereafter, Seller plans to increase the prices, Seller must provide Buyer with written notice at least sixty (60) days prior to the effective date of such price increase.  The prices are inclusive of all packaging, but are exclusive of taxes (including, but not limited to, import duties) and shipping charges.  The shipping charges will be those set forth in the Order Information.  Seller warrants that the prices charged Buyer for the Products hereunder is as least as low as those currently being quoted by Seller to other resellers for the same Products and in like quantities.

2.2.  Reseller Sales Tax Exemption.  If Buyer claims exemption from sales tax, Buyer will provide Seller with an applicable reseller sales tax exemption certificate(s).

2.3.  Payment.  Payment terms will be net sixty (60) days from the date of invoice.   Buyer will be entitled to five percent (5%) discount if payment is made electronically within fifteen (15) days from the date of invoice.  Seller shall invoice Buyer within thirty (30) days after shipment of the applicable Products.

3.  Warranty; Recordkeeping; Notification; Compliance with Law.

3.1.  Products Warranty.  Seller represents and warrants that the Products shall: (a) conform to the specifications set forth in the applicable Product documentation; (b) be new, and not refurbished; (c) be free from defects in design, workmanship, materials and packaging; (d) be manufactured in a good, workmanlike manner; (e) be of good and merchantable quality, (f) be fit and sufficient for their intended use and for the purposes stated on any packaging, labeling or advertising; (g) be equivalent in materials, quality, fit, finish, workmanship, performance and design to any samples submitted to and approved by Buyer; (h) comply with all applicable laws, regulations, and applicable ISO standards and (i) be free and clear of all liens and encumbrances or other defects in title.  All express warranties provided under this Agreement are in addition to any other implied warranties and shall survive any delivery, inspections, acceptance, payment or resale of the Products and shall extend to Buyer and its customers.

3.2.  Remedies for Breach of Warranty.  In addition to any other remedies available at law or in equity, if it is determined within ninety (90) days after the date of invoice that any Product delivered to Buyer does not conform to the foregoing warranties and/or other requirements set forth in a purchase order, Buyer may, at its option, require Seller (a) to deliver new replacement Product to Buyer no later than five (5) days after a notice of non conformance from Buyer or (b) refund or credit to Buyer any amount paid for such non-conforming Product within thirty (30) calendar days from the date of return of such Product to Seller.  Buyer will be responsible for charges for shipping non-conforming Products to Seller. Notwithstanding the foregoing, the remedies for breach of warranty expressly provided in this Section 3.2 will not be available to non-conforming Products for which Buyer has taken the warranty allowance discount at the time of purchase.

3.3.  Product Return Policy.  In addition to the remedies for breach of warranty as set forth in Section 3.2 above, for a period of ninety (90) days after the date of invoice, Buyer may return to Seller any Products for a full refund, with or without any reason, or whether such Products have been discontinued.  Seller will refund or credit to Buyer any amount paid for the returned Products within thirty (30) calendar days of receipt of such Products by Seller.

3.4.  Representations Made In Packaging and Advertising.  Seller represents and warrants that all representations made by Seller in any packaging, labeling, advertising, or other marketing materials in connection with the Products shall be true and shall have been substantiated at the time that such representations are made.

3.5.  Intellectual Property Warranty.  Seller represents and warrants that the Products do not and shall not infringe or misappropriate any rights in patents (including, but not limited to, design patents), copyrights, trade secrets, trademarks and service marks and any other intellectual property rights, and filed applications and registrations of the foregoing, in any country in the world (“Intellectual Property Rights”).  Seller shall notify Buyer in writing within five (5) business days after it has knowledge of any claim or allegation of infringement, misuse, dilution, misappropriation or other violation of any Intellectual Property Right in any way related to or affecting the Products.

3.6.  Failure Analyses; Epidemic Failure.  In the event of any actual or suspected non-conformity, problem or defect with any Product, Seller shall cooperate with Buyer to perform failure analyses and take any necessary corrective action, in additional to any other remedies available to Buyer at law or in equity.  A non-conformity or defect becomes an “Epidemic Failure” of the Product, when a common defect cause as determined by failure analysis occurs in one percent or more of the units of Products delivered to Buyer’s customers during any thirty (30) days period and is traceable to a common root cause.  If an Epidemic Failure is declared by Buyer, Seller will immediately (a) dedicate sufficient resources to thoroughly investigate the cause of the Epidemic Failure and (b) perform root cause analysis and (c) implement corrective action.  Seller will be responsible for all costs associated with the resolution of the Epidemic Failure.

3.7.  Inspection; Access.  Seller shall provide Buyer or a third party designee with such documentation and access to facilities and personnel specifically related to the Products as Buyer may reasonably request if necessary to comply with laws, regulations, or governing authorities.

3.8.  Records.  Seller shall: (a) maintain traceability records for each Product, including, but not limited to, the lot number of each unit of Product; and (b) provide Buyer a copy of such records without charge upon Buyer’s request.

3.9.  Required Notification.  Seller shall immediately notify Buyer as soon as it becomes aware of any: (a) defect or condition which renders or may render any Product ineffective or dangerous; (b) Product that is not in compliance with the warranties provided hereunder; (c) actual or anticipated breach or non-performance by Seller under the terms of this Agreement; or (d) regulatory or ISO inspections and/or other communications with regulatory or ISO authorities related to the Product.

3.10.  Compliance with Laws.  Seller represents and warrants that: (a) the Products have been or shall be produced, packaged, tagged, labeled, packed, and shipped in compliance with the applicable requirements of federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States, its territories and all other countries in which the Products is produced or delivered; (b) Seller and all of its affiliates, subsidiaries, subcontractors, suppliers and agents involved in the production or delivery of the Products have strictly adhered, and shall continue, throughout the term of any and all agreements to which Seller is a party, to strictly adhere, to all applicable federal, state and local laws, regulations and prohibitions of the United States, its territories and all countries in which the Products is produced or delivered with respect to the operation of their production facilities and their other business and labor practices, including, without limitation, all laws, regulations and prohibitions governing the working conditions, wages, hours and minimum age of the work force; and (c) the Products have not been and shall not be produced or manufactured, in whole or in part, by child labor or by convict or forced labor.  Seller shall provide Buyer with any guaranty of compliance with the foregoing in such form as Buyer may designate with respect to any Products.

3.11.  Anti-Dumping.  Supplier represents and warrants that all sales of Products to Buyer shall be made at no less than fair value under the United States antidumping law and that no government has provided a countervailable subsidy for the Products actionable under U.S. law.  Supplier shall indemnify Buyer for (I) all antidumping and/or countervailing duties imposed on all the Products that is sold prior to the date of publication of the International Trade Administration's preliminary determination of sales at less than fair value or prior to the existence of countervailable subsidies and exported before the date of publication of the International Trade Administration's final determination of sales at less than fair value or the existence of countervailable subsidies and (II) any expenses (including reasonable attorneys' fees) and administrative costs incurred by Buyer in its participation in any United States antidumping or countervailable duty proceeding involving any Products.

4.  Confidential Information; Intellectual Property.

4.1.  Confidential Information.

a.  “Confidential Information” means any information, regardless of form, related to either party’s business, operations, products, development, research, or know-how, which is not yet part of the public domain, whether such information has been disclosed or discovered prior to or during the term of this Agreement.  However, Confidential Information does not include information which: (1) was in possession of the receiving party, as evidenced by written records, prior to receiving it from the disclosing party; or (2) is or becomes legally part of the public domain by acts other than those of the receiving party after receiving it from the disclosing party; (3) is or becomes legally available to the receiving party from a third party who did not acquire the information from the disclosing party under obligation of confidentiality; or (4) is required to be disclosed by law or regulation.

b.  The receiving party agrees that it will (1) treat the Confidential Information as confidential and proprietary; (2) disclose the Confidential Information only to those of receiving party’s employees and agents who have a need to know such information and ensure that those people treat the Confidential Information in accordance with this Agreement; (3) not divulge, in whole or in part, the Confidential Information to any other third party without the prior written consent of the disclosing party; and (4) limit use of the Confidential Information consistent with the purposes contemplated by this Agreement.

c.  Neither party shall disclose any information concerning this Agreement, the identity of the parties, or the relationship between the parties without the prior written approval of an authorized representative of the other party.

4.2.  Tangible Property.  All tangible property (other than the Products) provided by Buyer or Seller (each an “Originating Party”) to the other party in connection with this Agreement shall remain the exclusive property of the Originating Party, and shall be returned to the Originating Party immediately upon conclusion of this Agreement, or as otherwise request by the Originating Party; provided, however, that Buyer shall own all tangible property (including, without limitation, all tools, dies, molds and patterns) paid for by Buyer.  Each party shall safely store the tangible property of the other party separately from its own property, shall plainly identify such property as the other party’s property and shall not use, in any other manner whatsoever, such property except in the performance of its obligations under this Agreement.

4.3.  Patents, Inventions and Copyrights.  All inventions, improvements, or discoveries conceived or made by Seller, based at least in part on Buyer’s Confidential Information, shall be the exclusive property of Buyer, and Seller shall cooperate in assigning, and hereby does assign, all right, title, and interest therein to Buyer.  All copyrightable works developed by Seller, either alone or with others, under this Agreement are “works made for hire” and are hereby assigned to and shall belong exclusively to Buyer, and any and all copyright rights to such works, including the right to copy or reproduce the works, create further derivative works, file for copyright protection, and renew such rights, are hereby assigned to, and shall be the exclusive property of, Buyer.

5.  Insurance; Indemnification and Limitation of Liability.

5.1.  Insurance.  Buyer will require product liability insurance in the amount of $1,000,000 per occurrence with a $2,000,000 umbrella with Buyer (U.S. Auto Parts Network, Inc. and affiliates) named as additional insured.  Seller shall obtain and maintain, at its expense, a policy or policies of commercial general liability insurance covering liabilities relating to the Products, including, but not limited to, products and completed operations, with a broad form Seller's endorsement naming Buyer as the additional insured, in those amounts and with such companies as set forth in the Seller Information Guide and containing such other provisions satisfactory to Buyer.  All such policies shall provide that the coverage thereunder shall not be terminated without at least thirty (30) days prior written notice to Buyer.  Certificates of insurance evidencing such coverage shall be submitted in advance of or concurrent with the execution of this Agreement by Seller and upon each policy renewal.  Approval of any of Seller's insurance policies by Buyer shall not relieve Seller of any obligations contained herein, including, without limitation, Seller's indemnity obligations under Section 5.2 below, and claims in excess of Seller’s policy limits.  If at any time Seller does not provide Buyer with the certificates of insurance required hereunder or if, in Buyers’ opinion, such policies do not provide adequate protection for Buyer and Seller does not furnish evidence of acceptable coverage within fifteen (15) days after Buyer so notifies Seller, Buyer shall have the right to withhold making any payment which may be outstanding under this Agreement until evidence of acceptable coverage is provided.

5.2.  Indemnification.

a.  Seller shall indemnify, defend, and hold harmless BUYER, its affiliates and its subsidiaries and its and their respective present and former directors, officers, employees, representatives, licensees, distributors, agents, dealers, customers, independent contractors, and any person directly or indirectly involved in the distribution or sale of the Products  (each an “Indemnified Party” and collectively, the "Indemnified Parties") from and against any and all damages, liabilities, losses, costs and expenses (including fees of attorneys and expert witnesses) incurred by any Indemnified Party in any claim, demand, action, lawsuit or proceeding, arising out of or in any way relating to any of the following (collectively, the “Claims”):

(1)  infringement, misuse, dilution, misappropriation, or other violation of any Intellectual Property Right of a third party in any way relating to or affecting the Products for their intended use either as standalone products or in combination with other products;

(2)  death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any latent or patent defect in the Products, including, without limitation improper construction, installation, repair, display, service or design of the Products, failure of the Products to comply with any specification or samples or with any express or implied warranties of Seller, or any claim of negligent and/or strict liability in tort relating to the Products;

(3)  any violation of applicable laws and regulations by Seller (or its affiliates, subsidiaries, subcontractors, suppliers, or representatives) in the manufacture, possession, use or sale of the Products;

(4)  the packaging, tagging, labeling, packing, shipping, and/ or delivery of the Products;

(5)  failure to warn or to provide adequate warnings and/or instructions in the use, assembly, service or installation of the Products;

(6)  the packaging, labeling or advertising claims made by Seller;

(7)  the omission or commission of any act, lawful or unlawful, by Seller or its affiliates and/or their respective directors, officers or personnel, whether or not such act is within the scope of the authority or employment of such persons, including any violation of applicable laws and regulations;

(8)  breach of any other representations, warranties or covenants of Seller set forth in this Agreement; or

(9)  the assertion by a third party of a security interest, lien or other legal interest created by a factoring arrangement in any amount due Seller under an agreement to which Seller is a party.

b.  Seller’s obligations to Buyer under this Section 5.2 are conditioned upon Buyer (1) promptly providing notice to Seller of any Claim; (2) permitting Seller’s counsel satisfactory to Buyer to assume the responsibility for the defense of such Claim; and (3) assisting Seller, at its expense, in defense of such Claim.  No delay on the part of Buyer in notifying Seller of the Claim shall relieve Seller from any obligation hereunder unless (and to the extent) Seller is materially prejudiced thereby.  Seller shall not compromise or settle any such Claim without Buyer’s prior consent.  Buyer may, at its election and at any time, take control of the defense and investigation of said Claim and retain counsel and other consultants, investigators and experts of its own choice to manage and defend any such Claim, at the cost and expense of Seller.

5.3.  Limitation of Liability.  IN NO EVENT SHALL BUYER BE LIABLE TO SELLER, DIRECTLY OR INDIRECTLY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITIES, GOODWILL, USE, DATA OR OTHER INTANGIBLE LOSSES (EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), RESULTING FROM OR IN CONNECTION WITH THIS AGREEMENT.

6.  Term; Termination of Agreement.  The initial term of this Agreement shall commence on the Effective Date and last for a period of time set forth in the Ordering Information and shall automatically renew for twelve (12) month renewal periods thereafter, unless Buyer delivers written notice of termination at least thirty (30) days prior to the end of the then current term.  Either party may terminate this Agreement with written notice if the other party fails to cure its material breach of this Agreement within thirty (30) days of its receipt of written notice from the other party of such breach.  Either party may immediately terminate the Agreement, and cancel without liability any outstanding purchase order, by giving written notice to the other party if the other party is insolvent or makes an assignment for the benefit of creditors.  Upon any expiration of the initial term or any renewal term of this Agreement, Buyer may, at their option, continue to purchase Products under the same terms as set forth in this Agreement until six (6) months after the expiration date, provided that the foregoing supply obligations shall not apply to any Product(s) that has been discontinued as described in Section 1.9.  All obligations which are by their nature continuing, including, without limitation, the obligations contained in Sections 3.8, 3.9, 4, 5, 6, 7 and 8 shall survive the expiration and/or termination of this Agreement.

7.  Remedies; Dispute Resolution.  Termination of this Agreement, or the exercise of any other remedy, shall not be deemed to be an exclusive remedy, and shall be in addition to any other remedies available at law or in equity.  Upon termination or expiration of this Agreement, Seller shall, at Buyer’s option, be obligated to fulfill any open purchase orders.  In no event shall Buyer be required to purchase any Product after any termination of this Agreement due to Seller’s breach of this Agreement.  Seller consents to the personal and exclusive jurisdiction of the courts located within the county of Los Angeles, California for the resolution of any claim or dispute arising under or in connection with the Agreement.  The prevailing party in any dispute hereunder is entitled to recover reasonable legal fees and adjudication costs.  No failure or delay to enforce a provision shall be deemed a waiver thereof.

8.  Other Representations and Warranties.  Each party hereby represents and warrants to the other party that: (a) the execution and delivery of and performance under this Agreement by such party does not, and will not, conflict with or violate any other agreement or obligations with third parties or any restrictions of any kind or any law to which it is bound or subject; and (b) it has the unrestricted right to disclose any information it submits to the other party, free of all claims of third parties, and that such disclosures do not breach or conflict with any confidentiality provisions of any agreement to which it is a party.

9.  Miscellaneous.

9.1.  Independent Contractor.  Seller is an independent contractor of Buyer, and neither party has the power to bind the other.

9.2.  Assignment.  Seller shall not assign this Agreement or its obligations hereunder to any third party, whether voluntarily or involuntarily, without the express written consent of Buyer.  Buyer will be permitted to assign this Agreement without the consent of Seller to any entity who succeeds to Buyer by way of a merger, consolidation, reorganization or sale of all or substantially all of its assets.

9.3.  Notices.  All requests, approvals, consents and notices must be in writing and will be effective as of the date sent and, unless otherwise specified in this Agreement, shall be sent as follows: (a) certified mail - return receipt requested; (b) a nationally recognized overnight delivery service that guarantees overnight delivery and requires the signature of recipient; or (c) facsimile, transmission confirmed, to the addresses and fax numbers indicated in this Agreement.

9.4.  Governing Law; Entire Agreement.  This Agreement:  (a) is governed by the laws of California, without reference to its principles of conflicts of laws; (b) together with Exhibit A and B is the entire and exclusive set of terms and conditions for transactions made with respect to the Products; (c) may only be modified by a writing signed by both parties.

9.5.  Severability; Remedies; Waiver.  In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The remedies contained herein are cumulative and in addition to any other remedies at law or in equity.  Buyer’s failure to enforce, or waiver of a breach of, any provision of this Agreement shall not constitute a waiver of any other breach hereof.

9.6.  Force Majeure.  If a party’s performance is delayed because of war or similar unrest, fire, act of God or other similar cause that is beyond its control and which such party could not have reasonably prevented, such delay in performance shall not be considered a breach of this Agreement; provided however that if such delay continues for thirty (30) days or more, then: (a) Buyer may upon notice cancel all or any portion of its unfilled orders; and (b) Buyer may immediately terminate this Agreement.

9.7.  Set-off.  Buyer and Seller acknowledge and agree that Buyer’s monetary obligations to Seller under this Agreement shall at all times be net of the indemnity obligations under Section 5.2 and any other monetary obligations owing by Seller to Buyer hereunder (collectively, "Seller's Monetary Obligations") and that any payment or advance made by Buyer to Seller hereunder while any Seller's Monetary Obligations are outstanding shall be deemed to be an overpayment to Seller to the extent of such outstanding Seller's Monetary Obligations and shall be subject to recoupment and/or set-off by Buyer.  Without limiting the foregoing, Buyer shall have the right, at all times, to deduct any Seller's Monetary Obligations from any amounts owed to Seller by Buyer, and to pay only the net sum due, if any.  Any Seller's Monetary Obligations that remain outstanding after any exercise by Buyer of its recoupment and/or set-off rights shall be paid by Seller promptly upon demand by Buyer.

Exhibit B

Product Information

Seller’s spreadsheet shall include columns with information under each heading completed for all parts/applications and is required in Excel spreadsheet format per example below:

*** ONE APPLICATION PER LINE
*** MAKE, MODEL, YEAR, CYLINDER, LITER DATA SHOULD BE ACES STANDARD
Note: One application per record; one make, one model, year or year range.
Product Information: Include marketing taglines and what's included in the box and warranty info aside from the usual specifications.
Images: JPEG files only, resized for the web, do not include large files.

Images shall be identified and associated per record and shall match the part number of product.
Ideally, the identifier will be the part number. Pricing shall include Seller’s Map price, Manufacturers Published Jobber price, and Buyer’s cost.

Part #	Part Type / Category / Name	Description		Make	Model	Year From	Year To	Cylinder	Liter

Notes/Features/Benefits	Dimensions LxWxH	UPC	MAP	JOBBER	USAUTO PRICE	Image Name